Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester Chief Financial Officer Colony Bankcorp, Inc. Fitzgerald, GA 31750 (229) 426-6002

Colony Bankcorp, Inc. Increases Third Quarter Dividend

FITZGERALD, GA., September 22, 2006— Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced today that its Board of Directors declared a quarterly cash dividend of $0.0825 per share payable October 13, 2006 to shareholders of record on September 30, 2006. This represents an increase of 14.58 percent over the cash dividend paid of $0.072 per share in the third quarter a year ago and an increase of 3.13 percent over the cash dividend paid of $0.08 per share last quarter.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia, and has seven banking subsidiaries with twenty-nine locations in south and middle Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. The banking subsidiaries include Colony Bank of Fitzgerald, Colony Bank Ashburn, Colony Bank Wilcox, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast and Colony Bank Quitman, FSB. Total consolidated assets of the company approximate $1.17 billion.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN.”